Exhibit 4.2

This SUPPLEMENTAL INDENTURE, dated as of February 14, 2024 (this “Supplement”), is by and among VIRGINIA POWER FUEL SECURITIZATION, LLC, a limited liability company created under the laws of the State of Delaware (the “Issuer”), U.S. BANK NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as securities intermediary (the “Securities Intermediary”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely in its capacity as indenture trustee (the “Indenture Trustee”) for the benefit of the Secured Parties under the Indenture dated as of February 14, 2024 (the “Indenture”), by and among the Issuer, the Indenture Trustee and the Securities Intermediary.

PRELIMINARY STATEMENT

Section 9.01 of the Indenture provides, among other things, that the Issuer and the Indenture Trustee may at any time enter into an indenture supplemental to the Indenture for the purposes of authorizing, specifying and establishing the terms of the Deferred Fuel Cost Bonds. The Issuer has duly authorized the creation of the Deferred Fuel Cost Bonds with an initial aggregate principal amount of $1,281,900,000 to be known as 2024 Senior Secured Deferred Fuel Cost Bonds (the “Deferred Fuel Cost Bonds”), and the Issuer and the Indenture Trustee are executing and delivering this Supplement in order to specify and establish the terms of the Deferred Fuel Cost Bonds.

All terms used in this Supplement that are defined in the Indenture, either directly or by reference therein, have the meanings assigned to them therein, except to the extent such terms are defined or modified in this Supplement or the context clearly requires otherwise. In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

GRANTING CLAUSE

With respect to the Deferred Fuel Cost Bonds, the Issuer hereby Grants to the Indenture Trustee, as Indenture Trustee for the benefit of the Secured Parties of the Deferred Fuel Cost Bonds, all of the Issuer’s right, title and interest (whether now owned or hereafter acquired or arising) in and to (a) the Deferred Fuel Cost Property created under and pursuant to the Financing Order and the Deferred Fuel Cost Statute, and transferred by the Seller to the Issuer on the date hereof pursuant to the Sale Agreement (including, to the fullest extent permitted by law, the right to impose, bill, charge, collect and receive the Deferred Fuel Cost Charges, the right to obtain periodic adjustments to the Deferred Fuel Cost Charges, and all revenue, collections, claims, rights to payments, payments, money and proceeds arising out of the rights and interests created under the Financing Order), (b) all Deferred Fuel Cost Charges related to the Deferred Fuel Cost Property, (c) the Sale Agreement and the Bill of Sale executed in connection therewith and all property and interests in property transferred under the Sale Agreement and the Bill of Sale with respect to the Deferred Fuel Cost Property and the Deferred Fuel Cost Bonds, (d) the Servicing Agreement, the Administration Agreement and any subservicing, agency, administration or collection agreements executed in connection therewith, to the extent related to the foregoing Deferred Fuel Cost Property and the Deferred Fuel Cost Bonds, (e) the Collection Account for the Deferred Fuel Cost Bonds, all subaccounts thereof and all amounts of cash, instruments, investment property or other assets on deposit therein or credited thereto from time to time and all financial assets and securities entitlements carried therein or credited thereto, (f) all rights to compel the Servicer to file for and obtain periodic adjustments to the Deferred Fuel Cost Charges in accordance with Va. Code § 56-249.6:2 A 2 d and the Financing Order, (g) all present and future claims, demands, causes and choses in action in respect of any or all of the foregoing, whether such claims, demands, causes and choses in action constitute Deferred Fuel Cost Property, accounts, general intangibles, instruments, contract rights, chattel paper or proceeds of such items or any other form of property, (h) all accounts, chattel paper, deposit accounts, documents, general intangibles, goods, instruments, investment property, letters of credit, letters-of-credit rights, money, commercial tort claims and supporting obligations related to the foregoing, and (i) all payments on or under, and all proceeds in respect of, any or all of the foregoing (the “Deferred Fuel Cost Collateral”), it being understood that the following do not constitute Deferred Fuel Cost Collateral: (x) cash that has been released pursuant to the terms of the Indenture, including Section 8.02(e)(x) of the Indenture and, following retirement of all Outstanding Deferred Fuel Cost Bonds, pursuant to Section 8.02(e)(xii) of the Indenture, (y) amounts deposited with the Issuer on the Closing Date, for payment of costs of issuance with respect to the Deferred Fuel Cost Bonds (together with any interest earnings thereon) or (z) proceeds from the sale of the Deferred Fuel Cost Bonds required to pay the purchase price for the Deferred Fuel Cost Property and paid pursuant to the Sale Agreement and upfront Financing Costs, it being understood that such amounts described in clause (x) and clause (y) above shall not be subject to Section 3.17 of the Indenture.

The foregoing Grant is made in trust to secure the Secured Obligations equally and ratably without prejudice, priority or distinction, except as expressly provided in the Indenture, to secure compliance with the provisions of the Indenture with respect to the Deferred Fuel Cost Bonds, all as provided in the Indenture and to secure the performance by the Issuer of all of its obligations under the Indenture. The Indenture and this Supplement constitute a security agreement within the meaning of the Deferred Fuel Cost Statute and under the UCC to the extent that the provisions of the UCC are applicable hereto.

The Indenture Trustee, as indenture trustee on behalf of the Secured Parties of the Deferred Fuel Cost Bonds, acknowledges such Grant and accepts the trusts under this Supplement and the Indenture in accordance with the provisions of this Supplement and the Indenture.

SECTION 1.  Designation. The Deferred Fuel Cost Bonds shall be designated generally as the 2024 Senior Secured Deferred Fuel Cost Bonds, and further denominated as Tranches A-1 and A-2.

SECTION 2.  Initial Principal Amount; Bond Interest Rate; Scheduled Final Payment Date; Final Maturity Date; Required Capital Level. The Deferred Fuel Cost Bonds of each Tranche shall have the initial principal amount, bear interest at the rates per annum (the “Bond Interest Rate”) and shall have the Scheduled Final Payment Dates and the Final Maturity Dates set forth below:

Tranche	Initial Principal Amount	Bond Interest Rate	Scheduled Final Payment Date	Final Maturity Date
A-1	$439,300,000	5.088%	May 1, 2027	May 1, 2029
A-2	$842,600,000	4.877%	May 1, 2031	May 1, 2033

The Bond Interest Rate shall be computed by the Issuer on the basis of a 360-day year of twelve 30-day months.

The Required Capital Level for the Deferred Fuel Cost Bonds shall be equal to 0.50% of the initial principal amount thereof.

SECTION 3.  Authentication Date; Payment Dates; Expected Sinking Fund Schedule for Principal; Periodic Interest; Book-Entry Deferred Fuel Cost Bonds; Indenture Trustee Caps.

(a) Authentication Date. The Deferred Fuel Cost Bonds that are authenticated and delivered by the Indenture Trustee to or upon the order of the Issuer on [   ], 20[ ] (the “Closing Date”) shall have as their date of authentication [   ], 20[ ].

(b) Payment Dates. The “Payment Dates” for the Deferred Fuel Cost Bonds are May 1 and November 1 of each year or, if any such date is not a Business Day, the next Business Day, commencing on November, 2024 and continuing until the earlier of repayment of the Deferred Fuel Cost Bonds in full and the Final Maturity Date.

(c) Expected Sinking Fund Schedule for Principal. Unless an Event of Default shall have occurred and be continuing, on each Payment Date, the Indenture Trustee shall distribute to the Holders of record as of the related Record Date amounts payable pursuant to Section 8.02(e) of the Indenture as principal, in the following order and priority: (1) to the holders of the Tranche A-1 Deferred Fuel Cost Bonds, until the Outstanding Amount of such Tranche A-1 Deferred Fuel Cost Bonds thereof has been reduced to zero and (2) to the holders of the Tranche A-2 Deferred Fuel Cost Bonds, until the Outstanding Amount of such Tranche A-2 Deferred Fuel Cost Bonds thereof has been reduced to zero; provided, however, that in no event shall a principal payment pursuant to this Section 3(c) on any Tranche on a Payment Date be greater than the amount necessary to reduce the Outstanding Amount of such Tranche of Deferred Fuel Cost Bonds to the amount specified in the Expected Sinking Fund Schedule that is attached as Schedule A hereto for such Tranche and Payment Date.

(d) Periodic Interest. “Periodic Interest” will be payable on each Tranche of the Deferred Fuel Cost Bonds on each Payment Date in an amount equal to one-half of the product of (i) the applicable Bond Interest Rate and (ii) the Outstanding Amount of the related Tranche of Deferred Fuel Cost Bonds as of the close of business on the preceding Payment Date after giving effect to all payments of principal made to the Holders of the related Tranche of Deferred Fuel Cost Bonds on such preceding Payment Date; provided, however, that, with respect to the initial Payment Date, or if no payment has yet been made, interest on the outstanding principal balance will accrue from and including the Closing Date to, but excluding, the following Payment Date.

(e) Book-Entry Deferred Fuel Cost Bonds. The Deferred Fuel Cost Bonds shall be Book-Entry Deferred Fuel Cost Bonds, and the applicable provisions of Section 2.11 of the Indenture shall apply to the Deferred Fuel Cost Bonds.

SECTION 4.  Authorized Denominations. The Deferred Fuel Cost Bonds shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof, except for one bond, which may be a smaller denomination (the “Authorized Denominations”).

SECTION 5.  Delivery and Payment for the Deferred Fuel Cost Bonds; Form of the Deferred Fuel Cost Bonds. The Indenture Trustee shall deliver the Deferred Fuel Cost Bonds to the Issuer when authenticated in accordance with Section 2.03 of the Indenture. The Deferred Fuel Cost Bonds of each Tranche shall be in the form of Exhibit A to the Indenture.

SECTION 6.  Ratification of Indenture. As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken and construed as one and the same instrument. This Supplement amends, modifies and supplements the Indenture only insofar as it relates to the Deferred Fuel Cost Bonds.

SECTION 7.  Counterparts. This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all of such counterparts shall together constitute but one and the same instrument. The Issuer and Indenture Trustee agree that this Supplement may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by AdobeSign, DocuSign, Diligent Board or any other digital signature provider as specified in writing to the Indenture Trustee) appearing on this Supplement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Supplement may be made by facsimile, email or other electronic transmission. The Issuer agrees to assume all risks arising out of the use of digital signatures and electronic methods of submitting such signatures to the Indenture Trustee, including without limitation the risk of the Indenture Trustee acting upon documents with unauthorized signatures and the risk of interception and misuse by third parties.

SECTION 8.  Governing Law. THIS SUPPLEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND SECTIONS 9-301 THROUGH 9-306 OF THE NY UCC), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS; PROVIDED THAT, EXCEPT AS SET FORTH IN SECTION 8.02(B) OF THE INDENTURE, THE CREATION, ATTACHMENT AND PERFECTION OF ANY LIENS CREATED UNDER THE INDENTURE IN DEFERRED FUEL COST PROPERTY, AND ALL RIGHTS AND REMEDIES OF THE INDENTURE TRUSTEE AND THE HOLDERS WITH RESPECT TO THE DEFERRED FUEL COST PROPERTY, SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

SECTION 9.  Issuer Obligation. No recourse may be taken directly or indirectly by the Holders with respect to the obligations of the Issuer on the Deferred Fuel Cost Bonds, under the Indenture or this Supplement or any certificate or other writing delivered in connection herewith or therewith, against (a) any owner of a beneficial interest in the Issuer (including VEPCO) or (b) any shareholder, partner, owner, beneficiary, officer, director, employee or agent of the Indenture Trustee, the Managers or any owner of a beneficial interest in the Issuer (including VEPCO) in its individual capacity, or of any successor or assign of any of them in their respective individual or corporate capacities, except as any such Person may have expressly agreed. Each Holder by accepting a Deferred Fuel Cost Bond specifically confirms the nonrecourse nature of these obligations and waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Deferred Fuel Cost Bonds.

SECTION 10.  Indenture Trustee Disclaimer. The Indenture Trustee is not responsible (or liable) for the validity, accuracy, correctness or sufficiency of this Supplement or for the recitals contained herein.

SECTION 11.  Submission to Non-Exclusive Jurisdiction; Waiver of Jury Trial. EACH OF THE ISSUER AND THE INDENTURE TRUSTEE AND EACH HOLDER (BY ITS ACCEPTANCE OF THE DEFERRED FUEL COST BONDS) HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY U.S. FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENT AND THE DEFERRED FUEL COST BONDS AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS RESPECTIVE PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. EACH OF THE ISSUER AND THE INDENTURE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY.

[Signature Page Follows]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

VIRGINIA POWER FUEL SECURITIZATION, LLC, as Issuer

By:
	Name:	David M. McFarland
	Title:	Treasurer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Indenture Trustee

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Securities Intermediary

By:
Name:
Title:

SCHEDULE A

TO SUPPLEMENTAL INDENTURE

EXPECTED SINKING FUND SCHEDULE

OUTSTANDING PRINCIPAL BALANCE

EXPECTED SINKING FUND SCHEDULE(1)

Semi-Annual Payment Date	Tranche A-1 Principal	Tranche A-2 Principal

11/1/2024	$65,168,214	$0
5/1/2025	$80,396,314	$0
11/1/2025	$82,441,596	$0
5/1/2026	$84,538,910	$0
11/1/2026	$86,689,580	$0
5/1/2027	$40,065,387	$48,829,576
11/1/2027	$0	$91,104,935
5/1/2028	$0	$93,326,529
11/1/2028	$0	$95,602,297
5/1/2029	$0	$97,933,559
11/1/2029	$0	$100,321,669
5/1/2030	$0	$102,768,012
11/1/2030	$0	$105,274,010
5/1/2031	$0	$107,439,412

Total Payments	$439,300,000	$842,600,000

(1)	Amounts may not sum due to rounding.

EXPECTED AMORTIZATION SCHEDULE(1)

Semi-Annual Payment Date	Tranche A-1 Balance	Tranche A-2 Balance

2/14/2024	$439,300,000	$842,600,000
11/1/2024	$374,131,786	$842,600,000
5/1/2025	$293,735,472	$842,600,000
11/1/2025	$211,293,877	$842,600,000
5/1/2026	$126,754,967	$842,600,000
11/1/2026	$40,065,387	$842,600,000
5/1/2027	$0	$793,770,424
11/1/2027	$0	$702,665,488
5/1/2028	$0	$609,338,959
11/1/2028	$0	$513,736,662
5/1/2029	$0	$415,803,104
11/1/2029	$0	$315,481,435
5/1/2030	$0	$212,713,423
11/1/2030	$0	$107,439,412
5/1/2031	$0	$0

(1)	Amounts may not sum due to rounding.